As filed with the Securities and Exchange Commission on June 13, 1997. Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                      ------------------------------------


                                    FORM S-8

                          Registration Statement Under
                           the Securities Act of 1933

                      ------------------------------------


                                 USG CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                                            36-3329400
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                             Identification No.)

                            125 South Franklin Street
                             Chicago, Illinois 60606

                    (Address of Principal Executive Offices)

                     PART B OF USG CORPORATION SUPPLEMENTAL
                    RETIREMENT PLAN, AS AMENDED AND RESTATED

                            (Full Title of the Plan)

       Dean H. Goossen                                    Telephone number,
     Corporate Secretary                                 including area code,
       USG Corporation                                  of agent for service:
   125 South Franklin Street                               (312) 606-4000
   Chicago, Illinois  60606

(Name and Address of Agent For Service)

--------------------------------------------------------------------------------


                         CALCULATION OF REGISTRATION FEE

                             Proposed    Proposed
               Title of      Maximum      Maximum
              Securities      Amount     Offering    Aggregate        Amount of
                to be         to be       Price      Offering       Registration
              Registered    Registered   Per Unit    Price (1)           Fee
--------------------------------------------------------------------------------

Supplemental Retirement
Plan Obligations (2)(3)    $100,000,000     NA     $100,000,000      $33,303.03

--------------------------------------------------------------------------------


(1)      Estimated solely for the purposes of determining the registration fee.

(2) The Supplemental Retirement Plan Obligations are unsecured obligations of USG Corporation to pay deferred compensation in the future in accordance with the terms of Part B of USG Corporation Supplemental Retirement Plan, as amended and restated.

(3) Participants in the Plan may elect to have the Obligations treated as if such amount had been used to purchase USG Corporation Common Stock. For purposes of this Registration Statement, this investment option is referred to as a Common Stock Index. The Common Stock Index will accrue earnings (or losses) on the Obligations based on the performance of USG Corporation Common Stock. No additional consideration will be paid for the Common Stock Index.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ----------------------------------------

                  The following documents are incorporated by reference into this Registration Statement:

(1) The Annual Report of USG Corporation (the "Company") on Form 10-K for the fiscal year ended December 31, 1996, which has heretofore been filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act").

                  (2) The Company's Quarterly Report on Form 10-Q for the first quarterly period ended March 31, 1997, which has heretofore been filed by the Company with the Commission pursuant to the 1934 Act.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); provided, however, that the documents enumerated above or subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the 1934 Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Reports.

                  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         --------------------------

                  Part B of USG Corporation Supplemental Retirement Plan, as Amended and Restated (the "Plan") provides eligible employees ("Participant(s)") of the Company and its participating subsidiaries ("Employers") with an opportunity to defer a portion of their compensation and accumulate tax-deferred earnings thereon. Participants are eligible for specified Employer matching contributions, based on a certain portion of their deferrals.

                  Deferrals and Employer matching contributions are credited to Participants' bookkeeping accounts. Each account is indexed, in accordance with Participant elections, to one or more of eight investment funds offered to Participants in the USG Corporation Investment Plan, one of which is a fund that invests primarily in Common Stock of the Company (the Common Stock Index). Each account is adjusted to reflect the investment experience of the corresponding investment fund or funds. This is, however, only a bookkeeping entry and not an actual purchase of the Company's Common Stock or any of the other investment funds. To the extent that the dividends are paid on the Company's Common Stock, a like amount will be added to Participants' account and deemed reinvested in Common Stock. The Common Stock Index may be deemed to be a "security" under the Securities Act and, as such, it is being registered on this Form S-8 Registration Statement.

                  The Obligations registered hereunder cannot be alienated, sold, transferred, assigned, pledged, attached, garnished, or otherwise encumbered. Benefits under the Plan including payments under the Obligations registered hereunder will be made entirely in cash and may be received (i) while the Participant is employed at an Employer, if the payment is necessary for the Participant to satisfy a financial hardship; (ii) at retirement in a lump sum or in monthly payments up to 15 years; or (iii) in a lump sum upon termination of employment prior to retirement. Upon death, any such benefits not previously paid out will be paid to a designated beneficiary. Income taxes on deferred amounts, including earnings thereon, will not be required to be paid until such benefits are paid to the Participant or his or her beneficiary.

                  Participants are unsecured general creditors of the Employers with respect to their Plan benefits, including payments under the Obligations registered hereunder. Benefits are payable from the Employers' general assets, and are subject to the risk of corporate insolvency.

                  The Obligations are not subject to redemption, in whole or in part, prior to the termination of employment, retirement or death of the Participant except for hardship withdrawal as provided in the Plan. The
Obligations  are not  convertible  into  another  security of the  Company.  The
Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations.

                  The Company reserves the right to amend or terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant's account balance as of the date of such amendment or termination, as adjusted for earnings or losses.

                  The Company has appointed the USG Corporation Pension and Investment Committee to assist in administering the Plan. The Committee has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding an all Participants.

Item 5.  Interest of Named Experts and Counsel.
         --------------------------------------

                  Not applicable.

Item 6.  Indemnification of Directors and Officers.
         ------------------------------------------

                  Section 145 of the Delaware General Corporation Law and Article Tenth of the Certificate of Incorporation of the Company provide for indemnification of directors and officers for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them.

                  The  Company  maintains   directors  and  officers   liability
insurance covering all directors and officers of the Company against claims arising out of the performance of their duties.

Item 7.  Exemption from Registration Claimed.
         ------------------------------------

                  Not applicable.

Item 8.  Exhibits.
         ---------

                  Reference is made to the Exhibit Index.

Item 9.  Undertakings.
         -------------

                  The registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) That, for the purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 13th day of June, 1997.

                                 USG CORPORATION

                                 By: /S/ Richard H. Fleming
                                     ----------------------
                                    Richard H. Fleming
                                    Senior Vice President and
                                    Chief Financial Officer



                  Pursuant to the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of June, 1997.

          Signature                                 Title
          ---------                                 -----


/s/ William C. Foote
-----------------------------  Chairman, President and Chief Executive Officer
William C. Foote               (Principal Executive Officer)


/s/ Richard H. Fleming
-----------------------------  Senior Vice President and Chief Financial Officer
Richard H. Fleming             (Principal Financial Officer)


/s/ Raymond T. Belz
-----------------------------  Vice President and Controller
Raymond T. Belz                (Principal Accounting Officer)



-----------------------------  Director
Robert L. Barnett*



-----------------------------  Director
Keith A. Brown*



-----------------------------  Director
W.H. Clark*



-----------------------------  Director
James C. Cotting*



-----------------------------  Director
Lawrence M. Crutcher*



-----------------------------  Director
W. Douglas Ford*



-----------------------------  Director
David W. Fox*



-----------------------------  Director
Philip C. Jackson, Jr.*



-----------------------------  Director
Marvin E. Lesser*



-----------------------------  Director
John B. Schwemm*



-----------------------------  Director
Judith A. Sprieser*



*By: ------------------------
         Dean H. Goossen,
         Attorney-in-fact


                                  EXHIBIT INDEX

Exhibit Number                    Description
--------------                    -----------

      4.1 The Company's Restated Certificate of Incorporation, as amended (incorporated herein by reference to Exhibit
                         3.1 of the Company's Form 8-K, dated May 7, 1993).

      4.2                The Company's Amended and Restated By-Laws (incorporated herein by reference to
                         Exhibit 3(b) of Amendment No. 1 to the Company's Registration Statement No. 33-61162
                         on Form S-1, dated June 16, 1993).

      5*                 Opinion (including consent) of McDermott, Will & Emery.

     15*                 Letter of Arthur Andersen LLP regarding unaudited interim financial information.

     23.1*               Consent of Arthur Andersen LLP.

     24*                 Power of Attorney.

*Filed herewith.